Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-251529

Prospectus Supplement No. 1

(To Prospectus dated March 12, 2021)

OPENDOOR TECHNOLOGIES INC.

This prospectus supplement updates, amends and supplements the prospectus dated March 12, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-251529). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on March 18, 2021, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Opendoor Technologies Inc.’s common stock and warrants are quoted on the Nasdaq Global Select Market under the symbols “OPEN” and “OPENW,” respectively. On March 17, 2021, the closing prices of our common stock and warrants were $28.30 and $16.46, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2021

Opendoor Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39253	98-1515020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 N. Scottsdale Road, Suite 1600 Tempe, AZ		85281
(Address of principal executive offices)		(Zip Code)

(415) 896-6737

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OPEN	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock	OPENW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2021, the Board of Directors (the “Board”) of Opendoor Technologies Inc. (the “Company”) appointed E. John Rice to serve as a Class II director of the Company and as a member of the Board’s Nominating and Corporate Governance Committee, effective immediately. Mr. Rice will serve for a term expiring at the Company’s annual meeting of stockholders to be held in 2022.

Mr. Rice is eligible to participate in the Company’s Non-Employee Director Compensation Program, which provides for (i) an annual cash retainer of (a) $50,000 for serving on the Board and (b) $5,000 for his service as a member of the Company’s Nominating and Corporate Governance Committee, (ii) an initial grant of restricted stock units (“RSUs”) for the number of shares of Opendoor common stock equal to $400,000 divided by the average Fair Market Value (as defined in the Company’s 2020 Incentive Award Plan) over the 20 trading days ending on the last trading day of the month preceding the month in which the RSU grant is made (the “Share Price”), and that vests in a series of equal annual installments on the first, second and third anniversary of the date of grant, subject to the director’s continued service on the Board through each such vesting date and (iii) an annual grant, on the date of the Company’s annual meeting of stockholders, of RSUs for that number of shares of common stock equal to $200,000 divided by the Share Price, rounded to the nearest whole share (the “Annual Grant’) and that vests in a single installment on the earlier to occur of (a) the Company’s next annual meeting of stockholders or (b) the first anniversary of the date of grant of the Annual Grant, subject to the director’s continued service on the Board through such vesting date. In accordance with the Company’s Non-Employee Director Compensation Program, Mr. Rice received an initial grant of 13,342 RSUs on March 17, 2021.

Mr. Rice has also entered into the Company’s standard indemnification agreement for directors and officers.

Item 8.01.	Other Events.

The Company intends to appoint American Stock & Trust Company, LLC as its new transfer agent, replacing Continental Stock Transfer & Trust Co., effective as of March 22, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opendoor Technologies Inc.

Date: March 18, 2021	By:	/s/ Carrie Wheeler
Carrie Wheeler
Chief Financial Officer